UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2009

ORANGE 21 INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51071	33-0580186
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2070 Las Palmas Drive

Carlsbad, California 92011

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (760) 804-8420

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of a Director

On July 31, 2009, Theodore Roth resigned from the Board of Directors (the “Board”) of Orange 21 Inc. (the “Company”).

Appointment of a Director

On July 31, 2009, the Board appointed Stephen Roseman to fill the vacancy created by Mr. Roth’s departure. As of the filing date of this Current Report on Form 8-K, Mr. Roseman has not been appointed to any committees of the Board. In connection with his appointment to the Board, Mr. Roseman was granted an option to purchase 15,000 shares of the Company’s common stock under the Company’s Amended and Restated 2004 Stock Incentive Plan at an exercise price of $0.79 per share, the closing price of the Company’s common stock on July 30, 2009.

Mr. Roseman, CFA is the managing member of Thesis Capital Group, a firm he founded in 2005. Mr. Roseman served as a member of the board of directors of Celebrate Express (NASDAQ: BDAY) starting in August 2006, and as chairman of the board from November 2007 until August 2008 when the company was acquired by Liberty Media Corporation (NASDAQ: LINTA).

From 2003 to 2005, Mr. Roseman was a portfolio manager at Kern Capital Management, where he managed the consumer discretionary, consumer staples, and business services portfolio. His previous professional experience includes OppenheimerFunds, Inc. where he worked, from 2000 to 2003, as a senior equity analyst with responsibility for public and private investments in all of the consumer, financials, energy and industrial sectors for the Discovery Fund. Prior to OppenheimerFunds he was employed by PaineWebber Group and Sperry Van Ness. Mr. Roseman also serves on the advisory boards of various private companies. He received an M.B.A. from Fordham University Graduate School of Business Administration and a B.A. in French Literature from Arizona State University.

On July 31, 2009, the Company issued a press release announcing Mr. Roth’s resignation and the appointment of Mr. Roseman to the Board. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press release issued by the Company on July 31, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: July 31, 2009	ORANGE 21 INC.

	By:	/s/ A. Stone Douglass
A. Stone Douglass
Chief Executive Officer

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
99.1	Press release issued by the Company on July 31, 2009.